FOR IMMEDIATE RELEASE

HandHeld Entertainment Expands European Presence with Acquisition of UnOriginal.co.uk

Nearly 20 percent of the UnOriginal.co.uk audience comes from the United Kingdom today, furthering HandHeld Entertainment’s position as one of the largest providers of humorous videos in Europe

SAN FRANCISCO - March 27, 2007 - HandHeld Entertainment, Inc. (NASDAQ: ZVUE, ZVUEW) a global digital-media-to-go company, today announced the acquisition of UnOriginal.co.uk™ for $500,000 ($250,000 in cash payable over the next 15 months and $250,000 of HandHeld Entertainment’s restricted common stock based on the average closing price in the five days prior to the closing or 92,456 common shares.

UnOriginal.co.uk is an editor-directed Web site focused on user-generated media that is highly optimized for searches and consistently garners top 10 organic search results on Google for the term “funny videos.” Launched in September 2004, UnOriginal.co.uk provides user-submitted and user-generated videos, pictures and games, attracts close to 900,000 unique visitors per month and has had more than 82 million page views since its launch.

UnOriginal.co.uk is the third company HandHeld Entertainment has acquired in Europe, following the acquisition of Putfile.com™ in February 2007 and YourDailyMedia.com™ in December 2006. HandHeld Entertainment has now acquired a total of five companies, each focused on delivering user-generated videos and other media to consumers around the world.

“With the acquisition of UnOriginal.co.uk, HandHeld Entertainment now has three Web sites based in Europe, with two of those sites based in England, making us one of the top providers of user-generated comedy content in the United Kingdom and Europe,” said Jeff Oscodar, president and chief executive officer of HandHeld Entertainment. “This acquisition represents another step toward reaching our goal of becoming a global media company that provides great content to 18-35 years olds around the world. Additionally, we believe that we can easily leverage our library of more than 500,000 user-generated videos and other media to dramatically expand the library at UnOriginal.co.uk, making it even more attractive to visitors throughout Europe, as well as the rest of the world.”

“The crazy, fun videos found on UnOriginal.co.uk are the perfect fit for those users who already frequent the HandHeld network of Web sites,” said Gareth Coote, founder of UnOriginal.co.uk. “UnOriginal.co.uk is already a leading aggregator for funny videos on the Internet. By joining the HandHeld Entertainment network of Web sites, we will be able to provide hours of laughs for an even larger audience and provide great content for people across the globe.”

Two of the more popular videos on UnOriginal.co.uk include
•	Catching Some Air at , and
•	Flags of the World at .

HandHeld Entertainment’s Web sites offer premium music videos, anime features, television shows, movies, cartoons, independent films, documentaries, and news, entertainment and sports programs from companies ranging from Sony BMG to IMG Media and from Canadian Broadcast Corp. to Fun Little Movies, as well as free user-generated and user-submitted video selections and other forms of media. Customers can also select from millions of songs that can be played on a PMP through HandHeld Entertainment’s relationships with eMusic and Rhapsody (see http://www.zvue.com/html/music.php).

About HandHeld Entertainment, Inc.
HandHeld Entertainment (NASDAQ: ZVUE, ZVUEW) is a global digital-media-to-go company. Its network of Web sites (Putfile.com, YourDailyMedia.com, FunMansion.com™, Dorks.com™, UnOriginal.co.uk and ZVUE.com™) now house more than 500,000 user-generated and premium videos in total, videos available for purchase or free viewing. Its ZVUE personal media players are mass-market priced and available for purchase online and currently in more than 2,000 Wal-Mart stores throughout the U.S. For more information, visit www.hheld.com.

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HandHeld Entertainment, UnOriginal.co.uk, Putfile.com, YourDailyMedia.com, ZVUE, Dorks.com, FunMansion.com and ZVUE.com and are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in HandHeld Entertainment’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACTS FOR HANDHELD ENTERTAINMENT:
David Politis, Politis Communications, 801-523-3730(wk), 801-556-8184(cell), dpolitis@politis.com or
Jonathan Bacon, Politis Communications, 801-523-3730(wk), 801-660-7820(cell), jbacon@politis.com

INVESTOR CONTACT FOR HANDHELD ENTERTAINMENT:
Scott Wilson, The Blueshirt Group, 415-489-2188, scott@blueshirtgroup.com